Exhibit 23.1


                       Independent Auditors' Consent


The Board of Directors
Financial Federal Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-1240, 33-32519 and 333-50962) on Form S-8 and (No. 333-56651) on
Form S-3 of Financial Federal Corporation of our report dated September 30, 2003, with respect to the consolidated balance sheets of Financial Federal Corporation as of July 31, 2003 and 2002, and the related consolidated statements of stockholders' equity, income and cash flows for each of the two years in the period ended July 31, 2003, which report appears in the July 31, 2003 annual report on Form 10-K of Financial Federal Corporation.



/s/ KPMG LLP

New York, New York
October 27, 2003


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